PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(B)(5)
(To Prospectus dated January 14, 1998)          SEC File No. 333-42525

[LOGO OF TYSON FOODS, INC. APPEARS HERE]

TYSON FOODS, INC.

$240,000,000

7% Notes due 2018

Interest payable May 1 and November 1

ISSUE PRICE: 98.354%


Interest on the 7% Notes due May 1, 2018 (the "Notes") is payable semiannually on May 1 and November 1 of each year, beginning November 1, 1998. The Notes will not be redeemable prior to maturity and will not be subject to any sinking fund. The Notes will be represented by Global Securities registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Interests in the Global Securities will be shown on, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, Notes in definitive form will not be issued. See "Description of Notes."

The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of Notes--Same-Day Settlement and Payment."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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                                                         UNDERWRITING
                                            PRICE TO     DISCOUNTS AND  PROCEEDS TO
                                            PUBLIC(1)    COMMISSIONS(2) COMPANY(1)(3)
-------------------------------------------------------------------------------------
Per Note                                    98.354%        .875%        97.479%
-------------------------------------------------------------------------------------
Total                                       $236,049,600   $2,100,000   $233,949,600
-------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from May 1, 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company, estimated at $187,800.

The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about May 1, 1998 through the facilities of the Depositary, against payment therefor in same-day funds.
J.P. MORGAN & CO.                                            MERRILL LYNCH & CO.
April 28, 1998

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Recent Events.............................................................. S-3
Use of Proceeds............................................................ S-3
Description of Notes....................................................... S-4
Underwriting............................................................... S-5
Legal Matters.............................................................. S-5

                                  PROSPECTUS

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Ratio of Earnings to Fixed Charges.........................................   3
Use of Proceeds............................................................   4
Description of Debt Securities.............................................   4
Plan of Distribution.......................................................  15
Legal Matters..............................................................  16
Experts....................................................................  16

                                 RECENT EVENTS

RECENT ACQUISITION

  On January 9, 1998, the Company completed the acquisition of Hudson Foods, Inc. ("Hudson") pursuant to which Hudson merged with and into a wholly-owned subsidiary of the Company (the "Hudson Acquisition"). At the effective time of the merger the Class A and Class B shareholders of Hudson received an aggregate of approximately 18.4 million shares of the Company's Class A Common Stock and approximately $257.4 million in cash. Reference is made to the Company's Current Report on Form 8-K, dated January 15, 1998, incorporated by reference into the Prospectus, for a more detailed description of the Hudson Acquisition, including certain pro forma financial information giving effect to such acquisition.

RESULTS OF OPERATIONS

  On April 27, 1998 the Company reported operating results for the three month period (the "second quarter") and six month period (the "six month period") ended March 28, 1998, respectively. Earnings per share for the second quarter were $.10, which represented a decrease of 55% from $.22 for the same period in fiscal 1997. Gross profits for the second quarter increased 2.5% to $268.8 million from $262.2 million for the same period in fiscal 1997. Sales for the second quarter were $1.87 billion, compared to $1.57 billion for the same period in fiscal 1997, an increase of 18.8%. The increase in sales was mainly due to the Hudson Acquisition, resulting in an overall increase of 27.3% in total volume partially offset by a 6.7% decrease in average sales prices. The decrease in earnings was primarily attributable to the excess supply of all meat proteins, weaknesses in the export markets and the quality of Hudson's sales mix.

  Earnings per share for the six month period were $.31, compared to $.42 for the same period in fiscal 1997, a decrease of 26.2%. Gross profits for the six month period increased 3.7% to $529.5 million from $510.6 million for the same period in fiscal 1997. Sales for the six month period were $3.39 billion, compared to $3.10 billion for the same period in fiscal 1997, an increase of 9.3%.

  Reference is made to the Company's Current Report on Form 8-K, dated April 27, 1998, incorporated by reference into the Prospectus, for a more complete description of the Company's operating results for the second quarter and the six month period.

                                USE OF PROCEEDS

  The net proceeds from the offering of the Notes will be used by the Company to repay all outstanding borrowings under its $250 million revolving credit agreement expiring in May 1998 (the "Expiring Credit Agreement"), with the remainder of the net proceeds being used to repay a portion of the borrowings under its commercial paper program. As of April 24, 1998, the outstanding borrowings under the Expiring Credit Agreement were approximately $75.0 million and the weighted average interest rate was 5.629%. As of April 24, 1998, the outstanding borrowings under the Company's commercial paper program were approximately $934.5 million and the weighted average rate on such commercial paper was 5.673%, with maturities ranging from 4 to 38 days.

  The reduction of the Company's commercial paper borrowings will increase availability under the Company's remaining $1.0 billion revolving credit agreement which currently supports such commercial paper borrowings and bears interest at floating rates (weighted average rate, excluding commercial paper, of 5.629% at April 24, 1998). The Company has previously used, and may from time to time in the future use, funds borrowed under its revolving credit agreement, commercial paper program or through the issuance of additional debt securities to: (i) repay indebtedness of Hudson assumed by the Company as a result of the Hudson Acquisition, (ii) refinance other indebtedness (or capital leases) of the Company, (iii) finance acquisitions as opportunities may arise, and (iv) for other general corporate purposes.

  Pending application of the net proceeds from the offering of the Notes, such proceeds may be invested in short-term interest bearing securities.

                             DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the accompanying Prospectus or in the Indenture referred to therein.

GENERAL

  The Notes constitute a single series of Debt Securities to be issued pursuant to an Indenture, dated as of June 1, 1995, between the Company and The Chase Manhattan Bank. The Notes will be limited to $240,000,000 in aggregate principal amount and will mature on May 1, 2018. The Notes will not be redeemable prior to maturity and will not be subject to any sinking fund.

  The Notes will bear interest at the rate per annum set forth on the cover page of this Prospectus Supplement from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on May 1 and November 1 of each year, beginning November 1, 1998, to the persons in whose names the Notes are registered at the close of business on the immediately preceding April 15 and October 15, respectively, whether or not such day is a Business Day.

  The Notes will (i) rank equally with other unsecured and unsubordinated obligations of the Company (excluding subsidiary debt) for borrowed money, of which approximately $2,293,000,000 was outstanding at April 24, 1998, (ii) be effectively subordinated (with respect to underlying collateral) to secured indebtedness of the Company (excluding subsidiary debt), of which approximately $39,000,000 was outstanding at April 24, 1998, and (iii) be structurally subordinated to all indebtedness of the Company's subsidiaries, of which approximately $25,000,000 was outstanding at April 24, 1998.

BOOK-ENTRY SYSTEM

  Upon issuance, the Notes will be represented by one or more Global Securities deposited with, or on behalf of the Depositary. The Global Securities representing the Notes will be registered in the name of the Depositary or its nominee. Except under the circumstances described in the accompanying Prospectus under "Description of Debt Securities--Book-Entry System," the Notes will not be issuable in definitive form. So long as the Notes are represented by one or more Global Securities, the Depositary or its nominee will be considered the sole owner or holder of such Notes for all purposes under the Indenture, and the beneficial owners of such Notes will be entitled only to those rights and benefits afforded to them in accordance with the Depositary's regular operating procedures. See "Description of Debt Securities--Book-Entry System" in the Prospectus.

  A further description of the Depositary's procedures with respect to Global Securities is set forth in the accompanying Prospectus under "Description of Debt Securities--Book-Entry System." The Depositary has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures with respect to the Notes.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Notes are represented by Global Securities, all payments of principal and interest will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, so long as the Notes are represented by Global Securities registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                PRINCIPAL AMOUNT
         NAME                                                      OF  NOTES
         ----                                                   ----------------
   J.P. Morgan Securities Inc. ................................   $120,000,000
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................    120,000,000
                                                                  ------------
     Total.....................................................   $240,000,000
                                                                  ============

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for all of the Notes if any are taken.

  The Underwriters initially propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .50% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

  The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they intend to make a market in the Notes. The Underwriters are not obligated, however, to make a market in the Notes and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or trading markets for, the Notes.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  In the ordinary course of their respective businesses, the Underwriters and certain of their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with the Company and its affiliates.

  In connection with the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot such offerings, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase Notes in the open market to cover syndicate shorts or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

  The validity of the issuance of the Notes offered hereby will be passed upon for the Company by Kutak Rock, Little Rock, Arkansas, and for the Underwriters or agents by Davis Polk & Wardwell, New York, New York.

PROSPECTUS

                                 $500,000,000

                               TYSON FOODS, INC.

                                DEBT SECURITIES

                               ----------------

  Tyson Foods, Inc. (the "Company") intends to issue from time to time debt securities (the "Debt Securities"), which will be direct, unsecured obligations of the Company and offered to the public on terms determined by market conditions at the time of sale. The Company may sell Debt Securities for proceeds of up to $500,000,000, or the equivalent thereof in one or more foreign currencies or composite currencies, (i) directly to purchasers, (ii) through agents designated from time to time, (iii) to dealers, or (iv) through underwriters or a group of underwriters.

  The Debt Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. The specific designation, aggregate principal amount, authorized denominations, purchase price, maturity, rate (or method of calculation) and time of payment of any interest, any terms for redemption or repurchase or conversion, the currency or composite currency in which the Debt Securities shall be denominated or payable, any listing on a securities exchange, whether the Debt Securities will be issued in the form of a Global Security (as hereafter defined) or securities, or other specific terms of the Debt Securities in respect of which this Prospectus is being delivered ("Offered Securities") are set forth in the accompanying supplement to the Prospectus (the "Prospectus Supplement"), together with the terms of offering of the Offered Securities. Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Debt Securities on a national securities exchange. See "Plan of "Distribution."

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON  THE  ACCURACY OR  ADEQUACY  OF THIS  PROSPECTUS  OR ANY
      SUPPLEMENT  HERETO.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
        CRIMINAL OFFENSE.

                               ----------------

               THE DATE OF THIS PROSPECTUS IS JANUARY 14, 1998.

  No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any agent, dealer or underwriter. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or in the accompanying Prospectus Supplement is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or solicitation of an offer to buy Debt Securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy statements and other information. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.

  This Prospectus constitutes a part of a Registration Statement on Form S-3, as amended (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and the accompanying Prospectus Supplement omit certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Debt Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by the Company with the Commission are incorporated by reference in this Prospectus:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended September 27, 1997;

  2. The Company's Current Report on Form 8-K dated December 16, 1997; and

  3. The Company's Current Report on Form 8-K dated January 2, 1998.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Corporate Secretary, Tyson Foods, Inc., 2210 West Oaklawn Drive, Springdale, Arkansas 72762-6999, telephone: (501) 290-4000.

                                  THE COMPANY

  Tyson Foods, Inc. and its various subsidiaries produce, market and distribute a variety of food products consisting of value-enhanced poultry, fresh and frozen poultry, value-enhanced seafood products, fresh and frozen seafood products, prepared foods, and other products such as flour and corn tortillas and chips. Additionally, the Company has live swine, animal feed and pet food ingredient operations. The Company's integrated operations consist of breeding and rearing chickens, and harvesting seafood, as well as the processing, further processing and marketing of these food products. The Company's products are marketed and sold to national and regional grocery chains, regional grocery wholesalers, clubs and warehouse stores, military commissaries, industrial food processing companies, national and regional chain restaurants and their distributors, international export companies and domestic distributors who service restaurants, food service operations such as plant and school cafeterias, convenience stores, hospitals and other vendors.

  As of September 27, 1997, Don Tyson, Senior Chairman of the Board of Directors of the Company, directly and through the Tyson Limited Partnership, of which he is the managing general partner, beneficially owned 0.5% and 99.9% of the Company's Class A Common Stock, $.10 par value per share, and Class B Common Stock, $.10 par value per share, respectively which represented approximately 90.2% of the combined voting power of the shares of such Class A Common Stock and Class B Common Stock on such date.

  The Company commenced business in 1935, was incorporated in Arkansas in 1947, and was reincorporated in Delaware in 1986. The Company's executive offices are located at 2210 West Oaklawn Drive, Springdale, Arkansas 72762-6999 and its telephone number is (501) 290-4000.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for each year in the five year period ended September 27, 1997. For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). "Fixed charges" consist of
(i) interest on indebtedness, whether expensed or capitalized, but excluding interest to fifty-percent-owned subsidiaries (ii) the Company's proportionate share of interest of fifty-percent-owned subsidiaries, (iii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense) and (iv) amortization of debt discount and expense.

                            FISCAL YEAR ENDED 1997

            1997            1996                     1995                     1994                     1993
            ----            ----                     ----                     ----                     ----
            3.37            1.84                     3.59                     2.14                     4.48

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Debt Securities to refinance existing indebtedness (including but not limited to indebtedness of Hudson Foods, Inc. which was assumed pursuant to the acquisition thereof), to finance acquisitions as opportunities may arise, and for other general corporate purposes. Further details relating to the uses of the net proceeds of any such offering will be set forth in the applicable Prospectus Supplement. The Company expects to engage in additional financing as needs arise.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be issued under an Indenture dated as of June 1, 1995, as supplemented, (hereinafter referred to as the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (hereinafter referred to as the "Trustee"). The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement and which is also available for inspection at the office of the Trustee. Section references are to the Indenture. The following summarizes the material terms of the Indenture; however, the following summaries of certain provisions of the Indenture do not purport to be complete, and wherever particular provisions of the Indenture are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries or terms, which are qualified in their entirety by such reference to the provisions of the Indenture.

GENERAL

  The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series. The Debt Securities will be direct, unsecured and unsubordinated obligations of the Company. Except as described under "Certain Covenants," the Indenture does not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions on the Company or any of its subsidiaries. The Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in any distribution of assets of any subsidiary upon the latter's liquidation or reorganization or otherwise are effectively subordinated to the claims of the subsidiary's creditors, except to the extent that the Company or any of its creditors may itself be a creditor of that subsidiary.

  The Prospectus Supplement which accompanies this Prospectus sets forth where applicable the following terms of and information relating to the Offered Securities offered thereby: (i) the designation of the Offered Securities;
(ii) the aggregate principal amount of the Offered Securities; (iii) the date or dates on which principal of, and premium, if any, on the Offered Securities is payable; (iv) the rate or rates at which the Offered Securities shall bear interest, if any, or the method by which such rate shall be determined, and the basis on which interest shall be calculated if other than a 360-day year consisting of twelve 30-day months, the date or dates from which such interest will accrue and on which such interest will be payable and the related record dates; (v) if other than the offices of the Trustee, the place where the principal of and any premium or interest on the Offered Securities will be payable; (vi) any redemption, repayment or sinking fund provisions; (vii) if other than denominations of $1,000 or multiples thereof, the denominations in which the Offered Securities will be issuable; (viii) if other than the principal amount thereof, the portion of the principal amount due upon acceleration; (ix) if other than U.S. dollars, the currency or currencies (including composite currencies) in which the Offered Securities are denominated or payable; (x) whether the Offered Securities shall be issued in the form of a Global Security or securities; (xi) any other specific terms of the Offered Securities; and (xii) the identity of any trustees, depositories, authenticating or paying agents, transfer agents or registrars with respect to the Offered Securities. (Section 2.3)

  The Debt Securities will be issued either in certificated, fully registered form, without coupons, or as global securities under a book-entry system, as specified in the accompanying Prospectus Supplement. See "--Book-Entry System."

  Unless otherwise specified in the accompanying Prospectus Supplement, principal and premium, if any, will be payable, and the Debt Securities will be transferable and exchangeable without any service charge, at the office of the Trustee. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange. (Sections 2.7, 4.1 and 4.2)

  Unless otherwise specified in the accompanying Prospectus Supplement, interest on any series of Debt Securities will be payable on the interest payment dates set forth in the accompanying Prospectus Supplement to the persons in whose names the Debt Securities are registered at the close of business on the related record date and will be paid, at the option of the Company, by wire transfer or by checks mailed to such persons. (Sections 2.7, 4.1 and 4.2)

  If the Debt Securities are issued as Original Issue Discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount, the federal income tax consequences and other special considerations applicable to such Original Issue Discount Securities will be generally described in the Prospectus Supplement.

  Unless otherwise described in the accompanying Prospectus Supplement, there are no covenants or provisions contained in the Indenture which afford the holders of the Debt Securities Protection in the event of a highly leveraged transaction involving the Company.

BOOK-ENTRY SYSTEM

  If so specified in the accompanying Prospectus Supplement, Debt Securities of any series may be issued under a book-entry system in the form of one or more global securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

  The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Upon the issuance of a Global Security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters, dealers or agents, if any, or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interest in a Global Security.

  So long as the Depositary or its nominee is the registered Owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the

Indenture. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have the Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Debt Securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing practice, in the event that the Company requests any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the Depositary would act upon the instructions of, or authorize, the participant to take such action.

  Payment of principal of, premium, if any, and interest on Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Debt securities. None of the Company, the Trustee, any paying agent or registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

  A Global Security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of the Debt Securities being offered hereby is exchangeable for Debt Securities in definitive form of like tenor and terms if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility, or (ii) the Company in its sole discretion at any time determines not to have all of the Debt Securities represented by a Global Security and notifies the Trustee thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in such names and in such authorized denominations as the Depositary for such Global Security shall direct. (Section 2.7)

CERTAIN COVENANTS

  Restrictions on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary (as hereinafter defined) to, create, incur or suffer to exist any mortgage or pledge, as security for any indebtedness, on or of any shares of stock, indebtedness or other obligations of a Subsidiary (as hereinafter defined) or any Principal Property (as hereinafter defined) of the Company or a Restricted Subsidiary, whether such shares of stock, indebtedness or other obligations of a Subsidiary or Principal Property is owned at the date of the Indenture or thereafter acquired, unless the Company secures or causes such Restricted Subsidiary to secure the outstanding Debt equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured. This covenant will not apply in the case of: (i) the creation of any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary contemporaneously with such acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, pledge or other lien upon any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture existing at the time of such acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property subject to any mortgage, pledge or other lien without the assumption thereof, provided that every such mortgage, pledge or lien referred to in this clause (i) will attach only to the shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements thereon; (ii) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property existing at the date of this Indenture; (iii) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property in favor of the Company or any Restricted Subsidiary; (iv) any mortgage, pledge or other lien on Principal Property being constructed or improved securing loans to finance such construction or improvements; (v) any mortgage, pledge or other lien on shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations; and (vi) any renewal of or substitution for any mortgage, pledge or other lien permitted by any of the preceding clauses (i) through (v), provided, in the case of a mortgage, pledge or other lien permitted under clause (i), (ii) or (iv), the indebtedness secured is not increased nor the lien extended to any additional shares of stock, indebtedness or other obligations of a Subsidiary or any additional Principal Property. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume liens in addition to those permitted by this paragraph, and renew, extend or replace such liens, provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt (as hereinafter defined) does not exceed 10% of Consolidated Net Tangible Assets (as hereinafter defined) (Section 4.3)

  Restrictions on Sale and Lease-Back Transactions. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to the Company or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided that, notwithstanding the foregoing, the Company or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period (i) if the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions described above under "Restrictions on Liens," to create a mortgage on the property to be leased securing Funded Debt (as hereinafter defined) in an amount equal to the Attributable Debt (as hereinafter defined) with respect to such sale and lease-back transaction without equally and ratably securing the outstanding Debt Securities or (ii) if (A) the Company promptly informs the Trustee of such transaction, (B) the net proceeds of such transaction are at least equal to the fair value (as determined by board resolution of the Company) of such property and (C) the Company causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 180 days after receipt of such proceeds, of Funded Debt incurred or assumed by the Company or a Restricted Subsidiary (including the Debt Securities); provided further that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of the Company (which may include the outstanding Debt Securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and an officers' certificate (which will be delivered to the Trustee and each paying agent and which need not contain the statements prescribed by the second paragraph of Section 10.4 of the Indenture) stating that the Company elects to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt as hereinabove provided. If the Company shall so deliver Debentures or notes to the applicable trustee and the Company shall duly deliver such officers' certificate, the amount of cash which the Company will be required to apply to the retirement of Funded Debt under this provision of the Indenture shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) if such debentures or notes or, if there are no such redemption prices, the principal amount of such debentures or notes; provided, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture pursuant to which such debentures or notes were issued. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted by this paragraph and without any obligation to retire any outstanding Debt Securities or other Funded Debt, provided that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets. (Section 4.4)

CERTAIN DEFINITIONS

  The term "Attributable Debt" as defined in the Indenture means, as to any particular lease under which any Person is at the time liable, other than a capital lease, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a capital lease with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Debt" means, as to a capital lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

  The term "Consolidated Net Tangible Assets" as defined in the Indenture means the excess over the current liabilities of the Company of all of its assets as determined by the Company and as would be set forth in a consolidated balance sheet of the Company and its Subsidiaries, on a consolidated basis, in accordance with generally accepted accounting principles as of a date within 90 days of the date of such determination, after deducting goodwill, trademarks, patents, other like intangibles and minority interests of others.

  The term "Exempted Debt" as defined in the Indenture means the sum, without duplication, of the following items outstanding of the date Exempted Debt is being determined: indebtedness of the Company and its Restricted Subsidiaries incurred after the date of the Indenture and secured by liens created, assumed or otherwise incurred or permitted to exist pursuant to the provision described in the last sentence under "Certain Covenants--Restrictions on Liens" and (ii) Attributable Debt of the Company and its Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the provision described in the last sentence under "--Certain Covenants--Restrictions on Sale and Lease-Back Transactions."

  The term "Funded Debt" as defined in the Indenture means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

  The term "Principal Property" as defined in the Indenture means (i) land, land improvements, buildings and associated factory and laboratory equipment owned or leased pursuant to a capital lease and used by the Company or a Restricted Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories or other materials and supplies and located within the United States of America and having an acquisition cost plus capitalized improvements in excess of 1% of Consolidated Net Tangible Assets as of the date of such determination, (ii) certain property referred to in the Indenture and (iii) any asset held by Tyson

Holding Company, but shall not include any such property or assets described in clauses (i), (ii) or (iii) that is financed through the issuance of tax exempt governmental obligations, or any such property or assets that has been determined by board resolution of the Company not to be of material importance to the respective businesses conducted by the Company or such Restricted Subsidiary, effective as of the date such resolution is adopted.

  The term "Restricted Subsidiary" as defined in the Indenture means any Subsidiary organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America which owns or is a lessee pursuant to a capital lease of any Principal Property or owns shares of capital stock or indebtedness of another Restricted Subsidiary other than: (i) each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof; and (ii) each Subsidiary formed or acquired after the date of the Indenture for the purpose of acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary; provided, however, the Board of Directors of the Company may declare any such Subsidiary to be a Restricted Subsidiary effective as of the date such resolution is adopted.

  The term "Subsidiary" as defined in the Indenture means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock (as defined in the Indenture) is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

RESTRICTIONS ON CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

  The Indenture provides that the Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Subsidiary) or permit any Person to merge with or into the Company unless: (a) either (i) the Company will be the continuing Person or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Debt Securities and the Company shall have delivered to the Trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and (b) immediately after giving effect to such transaction, no Default (as defined in the Indenture) shall have occurred and be continuing. (Section 5.1)

EVENTS OF DEFAULT

  An Event of Default, as defined in the Indenture and applicable to Debt Securities, will occur with respect to the Debt Securities of any series if:
(a) the Company defaults in the payment of the principal of any Debt Security of such series when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase or otherwise; (b) the Company defaults in the payment of interest on any Debt Security of such series when the same becomes due and payable, and such default continues for a period of 30 days; (c) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture with respect to the Debt Securities of such series and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders (as defined in the Indenture) of 25% or more in aggregate principal amount of the Debt Securities of such series; (d) an involuntary case or other proceeding shall be commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company under the federal bankruptcy laws as now or hereafter in effect; (e) the Company (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for all or substantially all of the property and assets of the Company or (iii) effects any general assignment for the benefit of creditors; or (f) any other Events of Default set forth in the applicable Prospectus Supplement occurs. (Section 6.1)

  The Indenture provides that if an Event of Default described in clauses (a),
(b), (c) or (f) above (if such Event of Default under clause (c) or (f) is with respect to one or more but not all series of Debt Securities then outstanding) occurs and is continuing, then, and in each and every such case, except for any series of Debt Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of each such series then outstanding under the Indenture (each such series voting as a separate class) by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal (or, if the Debt Securities of any such series are Original Issue Discount Securities (as defined in the Indenture), such portion of the principal amount as may be specified in the terms of such series and set forth in the applicable Prospectus Supplement) of all Debt Securities of all such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (c) or (f) occurs and is continuing with respect to all series of Debt Securities then outstanding, then and in each and every such case, unless the principal of all the Debt Securities shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding under the Indenture (treated as one class), by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof and set forth in the applicable Prospectus Supplement) of all the Debt Securities then outstanding and interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (d) or
(e) occurs and is continuing, then the principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof and set forth in the applicable Prospectus Supplement) of all the Debt Securities then outstanding and interest accrued thereon, if any shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee, to the full extent permitted by applicable law.

  The provisions described in the paragraph above, however, are subject to the condition that if, at any time after the principal (or, if the Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof and set forth in the applicable Prospectus Supplement) of the Debt Securities of any series (or of all the Debt Securities, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company will pay or will deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Debt Securities of each such series (or of all the Debt Securities, as the case may be) and the principal of any and all Debt Securities of each such series (or of all the Debt Securities, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest or yield to maturity (in the case of Original Issue Discount Securities) specified in the Debt Securities of each such series and set forth in the applicable Prospectus Supplement to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of Debt Securities which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the Indenture, then and in every such case the Holders of a majority in aggregate principal amount of all the Debt Securities of each such series, or of all the Debt Securities, in each case voting as a single class, then outstanding, by written notice to the Company and to the

Trustee, may waive all defaults with respect to each such series (or with respect to all the Debt Securities, as the case may be) and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment will extend to or shall affect an subsequent default or shall impair any right consequent thereon. For all purposes under the Indenture, if a portion of the principal of any Original Issue Discount Securities shall have been accelerated and declared due and payable pursuant to the provisions described above, then, from and after such declaration, unless such declaration has been rescinded and annulled, the principal amount of such Original Issue Discount Securities will be deemed, for all purposes under the Indenture, to be such portion of the principal thereof as shall be due and payable as a result of such acceleration, and payment of such portion of the principal thereof as shall be due and payable as a result of such acceleration, together with interest, if any, thereon and all other amounts owing thereunder, shall constitute payment in full of such Original Issue Discount Securities. (Section 6.2)

  The Indenture contains a provision under which, subject to the duty of the Trustee during a default to act with the standard of care required by law, (i) the Trustee may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person, and the Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit; (ii) before the Trustee acts or refrains from acting, it may require an officers' certificate or an opinion of counsel, and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion; (iii) the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care; (iv) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction; (v) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders of a majority in principal amount of the outstanding Debt Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under the Indenture; and (vi) the Trustee may consult with counsel and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. (Section 7.2)

  Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (each such series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, that the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction; and provided further, that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of Debt Securities pursuant to this Paragraph. (Section 6.5)

  The Indenture provides that no Holder of any Debt Security of any series may institute any proceeding, judicial or otherwise, with respect to the Indenture or the Debt Securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless: (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Securities of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series have not given the Trustee a direction that is inconsistent with such written request. A Holder may not use the Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder. (Section 6.6)

  The Indenture contains a covenant that the Company will file annually, not more than 90 days after the end of its fiscal year, with the Trustee a certification from the principal executive officer, principal financial officer or principal accounting officer that a review has been conducted of the activities of the Company and its Subsidiaries and the Company's and its Subsidiaries' performance under the Indenture and that the Company has complied with all conditions and covenants under the Indenture. (Section 4.6)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that, except as provided below, the Company may terminate its obligations under the Debt Securities of any series and the Indenture with respect to Debt Securities of such series if: (i) all Debt Securities of such series previously authenticated and delivered (other than destroyed, lost or stolen Debt Securities of such series that have been replaced or Debt Securities of such series that are fully repaid or Debt Securities of such series for whose payment money or Securities have theretofore been held in trust and thereafter repaid to the Company, as provided in the Indenture) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder; or (ii) (A) the Debt Securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders of such Securities for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment, to pay principal of and interest on the Debt Securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture, (C) no default with respect to the Debt Securities of such series has occurred and is continuing on the date of such deposit, (D) such deposit does not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound and (E) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. With respect to the foregoing clause (i), only the Company's obligations under Section 7.7 of the Indenture in respect of the Debt Securities of such series shall survive. With respect to the foregoing clause (ii), only the Company's obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.11, 4.2, 7.7, 7.8, 8.5 and 8.6 of the Indenture in respect of the Debt Securities of such series shall survive until the Debt Securities are no longer outstanding. Thereafter, only the Company's obligations in Sections 7.7, 8.5 and 8.6 of the Indenture in respect of the Debt Securities of such series shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company's obligations under the Debt Securities of such series and this Indenture with respect to the Debt Securities of such series except for those surviving obligations specified above. (Section 8.1)

  The Indenture provides that, except as provided below, the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Debt Securities of any series after the period specified in clause (D)(2)(z) of this paragraph, and the provisions of the Indenture will no longer be in effect with respect to the Debt Securities of such series, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same; provided that the following conditions shall have been satisfied: (A) the Company has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders for payment of the principal of and interest on the Debt Securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the principal of and accrued interest on the outstanding Debt Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound; (C) no Default with respect to the Debt Securities of such series shall have occurred and be continuing on the date of such deposit or at any time during the period specified in clause (D)(2)(z) below; (D) the Company shall have delivered to the Trustee (1) either (x) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders of the Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (y) an opinion of counsel to the same affect as the ruling described in clause (x) above and based on a change in law and (2) an opinion of counsel to the effect that (x) the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, (y) the Holders of the Securities of such series have a valid first priority security interest in the trust funds, and (z) after the passage of 123 days following the deposit (except after one year following the deposit, with respect to any trust funds for the account of any Holder of the Securities of such series who may be deemed to be an "insider" as to an obligor on the Securities of such series for purposes of the United States Bankruptcy Code), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (I) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors, rights generally) or (II) if a court were to rule under any such law in any case or proceeding that the trust funds remained in the possession of the Company, to the extent not paid to such Holders, the Trustee will hold, for the benefit of such Holders, a valid and perfected first priority security interest in such trust funds that is not avoidable in bankruptcy or otherwise (except for the effect of Section 552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute and the Holders of the Securities of such series will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding;
(E) if the Debt Securities of such series are then listed on a national securities exchange, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the defeasance contemplated by this provision of the Indenture of the Debt Securities of such series will not cause the Debt Securities of such series to be delisted; and (F) the Company has delivered to the Trustee an officers, certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated by this provision of the Indenture of the Debt Securities of such series have been complied with. Notwithstanding the foregoing, prior to the end of the 123-day (or one year) period referred to in clause (D)(2)(z) of this paragraph, none of the Company's obligations under the Indenture with respect to such series shall be discharged. Subsequent to the end of such 123-day (or one year) period, the Company's obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.11, 4.1,
4.2, 7.7, 7.8, 8.5 and 8.6 of the Indenture with respect to the Debt Securities of such series shall survive until such Debt Securities are no longer outstanding. Thereafter, only the Company's obligations in Sections 7.7, 8.5 and 8.6 of the Indenture with respect to the Debt Securities of such series shall survive. If and when a ruling from the Internal Revenue Service or an opinion of counsel referred to in clause (D)(1) of this paragraph is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company's obligations under Section 4.1 of the Indenture, then the Company's obligations under such Section 4.1 of the Indenture shall cease upon delivery to the Trustee of such ruling or opinion of counsel and compliance with the other conditions precedent provided for in this provision of the Indenture relating to the defeasance contemplated by this provision of the Indenture. (Section 8.2)

  The Indenture provides that the Company may omit to comply with any term, provision or condition described under "--Certain Covenants," and such omission shall be deemed not to be an Event of Default, with respect to the outstanding Debt Securities of any series if: (i) the Company has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the Securities of such series for payment of the principal of and interest, if any, on the Debt Securities of such series money or U.S. Government Obligations or a combination thereof in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the principal of and interest on the outstanding Debt Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be; (ii) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound; (iii) no Default with respect to the Debt Securities of such series shall have occurred and be continuing on the date of such deposit; (iv) the Company has delivered to the Trustee an opinion of counsel to the effect that (A) the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended (B) the Holders of the Debt Securities of such series have a valid first-priority security interest in the trust funds, (C) such Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (D) after the passage of 123 days following the deposit (except, with respect to any trust funds for the account of any Holder of the Debt Securities of such series who may be deemed to be an "insider" as to an obligor on the Debt Securities of such series for purposes of the United States Bankruptcy Code, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (1) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors, rights generally) or (2) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, to the extent not paid to such Holders, the Trustee will hold, for the benefit of such Holders, a valid and perfected first priority security interest in such trust funds that is not avoidable in bankruptcy or otherwise (except for the effect of Section 552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute), and the Holders of the Debt Securities of such series entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding; (v) if the Debt Securities of such series are then listed on a national securities exchange, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the covenant defeasance contemplated by this provision of the Indenture of the Debt Securities of such series will not cause the Debt Securities of such series to be delisted; and (vi) the Company has delivered to the Trustee an officers, certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the covenant defeasance contemplated by this provision of the Indenture of the Debt Securities of such series have been complied with. (Section 8.3)

MODIFICATION OF THE INDENTURE

  The Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Debt Securities of any series without notice to or the consent of any Holder: (1) to cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments or supplements shall not adversely affect the interests of the Holders in any material respect; (2) to comply with Article 5 of the Indenture; (3) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; (4) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee; (5) to establish the form or forms or terms of Debt Securities of any series or of the coupons appertaining to such Debt Securities as permitted by the Indenture; (6) to provide for uncertificated Debt Securities and to make all appropriate changes for such purpose; and (7) to make any change that does not materially and adversely affect the rights of any Holder. (Section 9.1)

  The Indenture also provides that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the Debt Securities of any series outstanding thereunder with the written consent of the Holders of a majority in principal amount of the outstanding Debt Securities of all series affected by such supplemental indenture (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Debt Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Debt Securities of such series. Notwithstanding the foregoing provision, without the consent of each Holder of the Debt Securities of each series affected each thereby, an amendment or waiver, including a waiver pursuant to Section 6.4 of the Indenture, may not:
(i) extend the stated maturity of the principal of, or any installment of interest on, such Holder's Debt Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory repurchase provision or any right of repurchase at the option of such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof pursuant to the Indenture or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Debt Security of such series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date or, in the case of mandatory repurchase, the date therefor);
(ii) reduce the percentage in principal amount of outstanding Debt Security of such series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of principal of or interest on, any Debt Security of such series; (iv) cause any Debt Security of such series to be subordinated in right of payment to any obligation of the Company; (v) modify any of the provisions of this section of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debt Security of any series affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of Holders of Debt Security of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series or of the coupons appertaining to such Debt Securities. It shall not be necessary for the consent of the Holders under this section of the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the Indenture becomes effective, the Company shall give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. (Section 9.2)

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

  The Company and its subsidiaries maintain ordinary banking relationships with The Chase Manhattan Bank and its affiliates and a number of other banks. The Chase Manhattan Bank, and its affiliates along with a number of other banks have extended credit facilities to the Company and its subsidiaries.

                             PLAN OF DISTRIBUTION

  The Company may sell Debt Securities to or through one or more underwriters and also may sell Debt Securities directly to other purchasers or through agents or dealers, or the Company may sell Debt Securities through a combination of any such methods.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Underwriters may sell Debt Securities to or through dealers.

  In connection with the sales of Debt Securities, underwriters may receive compensation from the Company in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation will be described in the Prospectus Supplement.

  Pursuant to agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Debt Securities on a national securities exchange. In the event the Debt Securities are not listed on a national securities exchange, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities or as to the liquidity of the trading market for the Debt Securities, whether or not the Debt Securities are listed on a national securities exchange. The Prospectus Supplement with respect to the Debt Securities will state, if known, whether or not any broker-dealer intends to make a market in the Debt Securities. If no such determination has been made, the Prospectus Supplement will so state.

  The place and time of delivery for the Offered Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

                                 LEGAL MATTERS

  The validity of the issuance of the Debt Securities offered hereby will be passed upon for the Company by Rose Law Firm, Little Rock, Arkansas, and for any underwriters or agents by Davis Polk & Wardwell, New York, New York. Certain members of the Rose Law Firm beneficially own shares of the Company's Class A Common Stock, par value $.10 per share, having a market value on December 11, 1997 of approximately $62,034.

                                    EXPERTS

  The consolidated financial statements of Tyson Foods, Inc. incorporated by reference in the Company's Annual Report (Form 10K) for the year ended September 27, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated balance sheet of Hudson Foods, Inc. as of September 27, 1997 and September 28, 1996 and the consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 27, 1997, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.